Exhibit 10.1

Enlight Renewable Energies Ltd.

To:

Letter of Indemnity

1.	General

1.1.	In this Letter of Indemnity:

“Administrative Proceeding” - a proceeding pursuant to Chapters H3 (Financial Sanction by the Securities Authority), H4 (Administrative Enforcement Measures by the Administrative Enforcement Committee) or I1 (Arrangement for the Avoidance of Initiating Proceedings or for the Termination of Proceedings that are Conditional) of the Securities Law;

The “Securities Law” - the Securities Law, 5728-1968;

“Officers/Directors of the Company” - including officers and/or directors who serve and/or shall serve in the future in the Company and/or the Company’s subsidiaries and/or affiliated companies.

1.2.	(Wherever this was not stated explicitly, in this Letter of Indemnity, the term “officer” - shall include directors). The Company shall provide the Officers and Directors of the Company with an undertaking to indemnify them for any liability or expense imposed upon them due to an action that they performed and/or shall perform in their capacity as officers and/or directors thereof, as detailed in this Letter of Indemnity.

1.3.	Terms in this Letter of Indemnity that were not defined herein shall have the meaning ascribed thereto in the Companies Law, 5759-1999 (hereinafter: the “Law”), unless the context requires otherwise.

2.	Indemnity Undertaking

The Company hereby undertakes to indemnify you for any liability or expense, as detailed below, imposed upon and/or incurred by you due to any action that you performed and/or shall perform in your capacity as an Officer of the Company, subject to the provisions and limitations detailed in this Letter of Indemnity.

3.	Liabilities and Expenses Subject to the Indemnity

The indemnity shall apply for the following liabilities and expenses:

3.1.	A financial liability imposed upon you to the benefit of another person by a judgment, including a judgment issued in a settlement and/or an arbitrator’s award approved by a court, provided the maximum indemnity amount does not exceed the amount determined by the board of directors to be reasonable under the circumstances, which is detailed in section 5 below, and provided such financial liability relates to one or more of the events which in the opinion of the board of directors are foreseeable in light of the Company’s activities in practice at the time of giving this undertaking, or any part thereof or anything relating thereto, which are detailed in section 6 below.

3.2.	Reasonable litigation expenditures, including attorney fees, which you shall incur due to an investigation or a proceeding conducted against you by an authority authorized to conduct an investigation or proceeding, and which shall end without an indictment being filed against you and without you being imposed with financial liability as an alternative to criminal proceedings, or which shall end without an indictment being filed against you but with you being imposed with financial liability as an alternative to criminal proceedings in an offense that does not require proof of mens rea, or in connection with a financial sanction.

In this paragraph - “termination of a proceeding without an indictment being filed on a matter on which a criminal investigation was initiated” and “financial liability as an alternative to criminal proceedings” - as these terms are defined in section 260 of the Companies Law, as amended from time to time.

3.3.	Reasonable litigation expenditures, including attorney fees, incurred by you or charged by the court, in proceedings filed against you by the Company or on its behalf or by another person, or in criminal charges from which you were acquitted, or in criminal charges where you were convicted of an offense that does not require proof of mens rea, or other expenses as prescribed by law.

In this section: “another person” - including in case of a claim filed against the officer by way of derivative action.

3.4.	Expenses that you shall expend in connection with an administrative proceeding conducted on your matter, including reasonable litigation expenditures, which includes attorney fees.

3.5.	Payment to a party injured by a violation in an administrative proceeding, as provided in section 52BBB(a)1(a) of the Securities Law.

3.6.	Indemnity as foregoing in section 3.1 shall not apply to any act that constitutes:

3.6.1.	Breach of fiduciary duty towards the Company or its subsidiary or associated company or other entity, unless you acted in good faith and had reasonable grounds to believe that such act would not harm the Company or its subsidiary or associated company or other entity;

3.6.2.	Intentional or reckless breach of duty of care, except if negligent only;

3.6.3.	Any action by you made with the intention to illegally derive personal profit;

3.6.4.	Fine, civil fine, financial sanction or forfeit imposed upon you.

3.7.	For the avoidance of doubt, it is clarified that the Company shall not be required to pay, pursuant to this Letter of Indemnity, amounts for any event and/or liability and/or expense, insofar as such amounts were paid in practice to you and/or on your behalf and/or in your place on such matter, in any way, by the Company’s insurer in the framework of a directors and officers liability insurance policy and/or by virtue of any obligation and/or any other indemnification agreement and/or by any person other than the Company.

3.8.	Upon the occurrence of an event for which you may be entitled to indemnity pursuant to the provisions of this Letter of Indemnity, the Company shall provide you, from time to time, as an advance payment on account of expenses due to you pursuant to this Letter of Indemnity, amounts that it shall assess, on dates that it shall set, to cover various other expenses and payments entailing management of a legal proceeding and/or administrative proceeding against you, relating to such event, and in addition the Company shall provide you with security interests and/or guarantees that you shall have to provide in the framework of the investigation and/or legal proceeding and/or pursuant to interim decisions, including in arbitration, including for the purpose of replacing foreclosures to be imposed on your assets, in such a way that you shall not be required to pay or finance them yourself, as long as the total of all such amounts, security interests and guarantees shall not exceed the maximum indemnity amount, as defined below, subject to the conditions and provisions set forth in this Letter of Indemnity.

In the event the Company provides you and/or in your place any amounts and/or pays you and/or any third party towards whom you were charged an amount in the framework of this Letter of Indemnity, in connection with any proceeding as foregoing, and it later transpires that you are not entitled to indemnification from the Company for such amounts, then such amounts shall be deemed a loan extended to you by the Company, which shall be linked to the consumer price index plus the interest set forth in the Income Tax Regulations (Determining Interest Rate), 5745-1985, as it may be from time to time, and you shall have to return such amounts to the Company within 6 months of the date on which it transpires that you are not entitled to indemnification as foregoing, in order for it not to constitute, in the hands of the loan recipient, a taxable benefit, and pursuant to a payment arrangement to be determined by the Company or, according to the Company’s decision, assign to the Company, within 6 months of the date such charge was cancelled, your full rights to the restitution of the amount from the plaintiff in the proceeding, and perform everything necessary in order for such assignment to be effective and for the Company to be able to exercise it.

In the event the Company provides to you and/or in your place any security interests and/or guarantees as foregoing, and it transpires that you are not entitled to indemnification for the action for which the security interests and/or guarantees were given, then the Company shall cause their cancellation, and you shall assist their cancellation inasmuch as you are required to do so by the Company, and if these or part thereof are exercised, then the amount exercised shall be deemed a loan provided to you by the Company, which shall be linked to the consumer price index plus the interest set forth in the Income Tax (Determining Interest Rate) Regulations, 5745-1985, as these may be from time to time, and you shall have to return such amount to the Company within 6 months of the date when it transpired that you are not entitled to such indemnification, in order for it not to constitute in the hands of the loan recipient a taxable benefit, and pursuant to a payment arrangement to be determined by the Company.

4.	Maximum Indemnity Amount

4.1.	The overall and cumulative maximum indemnity amount due from the Company to all Officers of the Company pursuant to all letters of indemnity issued to them by the Company from time to time (hereinafter: the “Letters of Indemnity”) is limited to an amount equal to 25% (twenty-five percent) of the Company’s equity (neutralizing minority interest), according to the Company’s latest audited or reviewed financial statements as known on the date of payment of indemnity in practice (hereinafter: the “Maximum Indemnity Amount”). The indemnity shall be given in the amount of the difference between the amount of the financial liability under the Letter of Indemnity, and the amount received by virtue of the Company’s directors and officers liability insurance policy, as it shall be from to time.

4.2.	Should the total of all indemnity amounts that the Company is required to pay on any date, together with the total of all indemnity amounts that the Company has paid up to such date pursuant to the Letters of Indemnity, exceeds the Maximum Indemnity Amount, then the Maximum Indemnity Amount or its balance, as applicable, shall be distributed among the Officers of the Company to be entitled to such indemnity amounts for call for payment that they have submitted to the Company pursuant and according to the terms of the Letters of Indemnity, which were not paid to them before such date (hereinafter: the “Call Amount”), in such a way, that the indemnity amount received in practice by each of the officers as foregoing shall be calculated according to the ratio between the Call Amount of each of the foregoing officers and the Call Amounts of each of the foregoing officers cumulatively, on such date, multiplied by the Maximum Indemnity Amount, or its balance, as applicable.

5.	The Events Subject of the Indemnity

The indemnity undertaking shall be limited to the following events:

5.1.	Any claim and/or demand in connection with an action relating to the Company’s commercial relationships and/or its contractual engagements and/or those of an affiliated company and/or subsidiary of the Company with other parties and/or among themselves, including negotiations and contractual engagements in agreements of any type or kind, including their execution and/or termination, among themselves and/or with external contractors, customers, suppliers, concessionaires, distributors, service providers, manpower contractors or any third party that conducts business of any type with the Company or its subsidiaries or affiliated companies (hereinafter in section 6, jointly and/or severally: the “Company”).

5.2.	Any claim and/or demand in connection with the issue of the Company’s securities in and/or outside Israel, including, but without derogating from the generality of the foregoing, a public offering of securities pursuant to a prospectus, private placement, issue of bonus shares or a public offering.

5.3.	Any claim and/or demand in connection with any decision and/or action relating to the administration of the Company’s businesses, including, but without derogating from the generality of the foregoing, any decision and/or action in connection with a transaction or negotiations for a contractual engagement in a transaction (including an extraordinary transaction), as this term is defined in section 1 of the Companies Law, whether in the ordinary course of business or not in the ordinary course of business of the Company, and any decision and/or action in connection with tender offers and/or with the execution of any investment in the Company and/or purchase or sale of assets, including purchase and/or sale of companies and/or businesses and/or investments in the capital market and/or other investments.

5.4.	Any claim and/or demand in connection with any transaction and/or arrangement, including transfer, sale or purchase or lease of assets or liabilities, including, but without derogating from the generality of the foregoing, goods, land, chattels, securities or rights, or the provision or receipt of any right in any of the foregoing, as well as the receipt and/or provision of any option for the sale, lease, transfer or purchase of such assets or liabilities.

5.5.	Any claim and/or demand filed by a lender or creditor, including, but without derogating from the generality of the foregoing, any claim and/or demand regarding monies that they borrowed and/or the Company’s debts to them.

5.6.	Any claim and/or demand for defects and/or delays in the delivery and/or supply of the Company’s products and services and any claim and/or demand in connection with the use or consumption of the Company’s products or services.

5.7.	Any claim and/or demand in connection with the extension or receipt of credit, pledge of assets and liabilities or the provision or receipt of security interests, including contractual engagements in financing agreements with banks and/or other financial entities for the purpose of financing transactions or contractual engagements that are performed, whether directly and/or indirectly, by the Company, as well as any action entailed in such matters.

5.8.	Any claim and/or demand in connection with actions of reporting and/or notices to any competent authority under any law and/or pursuant to rules or instructions or pursuant to the provisions of the tax laws applicable to the Company, including reports arising from the fact that the Company and/or an affiliated company and/or subsidiary of the Company is a public company whose securities have been offered to the public and/or are listed on a stock exchange in Israel and/or abroad, including the delivery of notices and/or reports and/or abstaining from filing such reports and/or notices and/or provision of information, representations and opinions and/or non-disclosure, whether directly or indirectly, whether or not by omission, to deliver any type of information, representation or opinion, as foregoing, at the required time pursuant to the law and/or in connection with any erroneous or faulty disclosure of such information, representation or opinion to third parties, including competent authorities and government entities.

5.9.	Any claim and/or demand filed directly or indirectly in connection with an omission in whole or part, by the Company and/or by the Company’s officers, managers and/or employees, on all matters relating to payment, reporting and/or documentation, by one of the state authorities, a foreign authority, municipal authority and/or any other payment required under the laws of the State of Israel, including payment of income tax, sale tax, betterment tax, transfer tax, excise tax, value added tax, customs, national insurance, salaries and/or withholding wages to employees and/or other withholding, including any type of interest or linkage additions.

5.10.	Any claim and/or demand relating to a decision and/or action in connection with work relationships in the company, including relating to the terms of employment or contractual engagement of the Company’s employees with the Company and/or pension plans and/or severance or pension funds and/or loans to employees and/or insurance and/or option plans and other benefits to employees and/or promotion plans, including in connection to occupational safety and hygiene conditions.

5.11.	Any claim and/or demand in connection with any decision and/or action relating to any patent, design, trademark or other intellectual property of and/or by the Company.

5.12.	Any claim and/or demand in connection with any decision and/or action on matters relating, whether directly or indirectly, to the environment and matters relating to the protection of health, manufacturing processes, distribution, transportation, storage, treatment or use of hazardous materials, including for bodily injuries, property damage or environmental damage.

5.13.	Any claim and/or demand in connection with any decision and/or action on matters relating, whether directly or indirectly, to antitrust matters, including restraint of trade, mergers and monopolies.

5.14.	Any claim and/or demand for any decision and/or action in connection with restructuring or reorganization of the Company, including, but without derogating from the generality of the foregoing, an acquisition, merger, split, change of the Company’s capital, arrangement between the Company and its shareholders or companies that they control, establishment of subsidiaries or affiliated companies, their dissolution or sale, allocation or distribution.

5.15.	Any claim and/or demand relating to any decision and/or action in connection with an affiliated company and/or subsidiary.

5.16.	Any claim and/or demand due to any decision and/or action in connection with a dividend and/or bonus share distribution in the Company and/or purchase of the shares of the Company and/or any company holding the Company.

5.17.	Any claim and/or demand due to any decision and/or action in connection with the filing of bids in tenders and/or issue or receipt of licenses and permits of any type or kind (including business licenses and licenses and approvals required for managing the Company’s business).

5.18.	Any claim and/or demand filed due to a decision and/or action relating to the approval of a transaction with an officer and/or with a controlling shareholder of the Company.

5.19.	Any claim and/or demand filed by any third party that suffered bodily injury or damage to a business or personal property, including loss of use thereof in the course of any act or omission attributed to the Company, including due to the use of the Company’s products or tools and/or due to renovation activities in the Company.

5.20.	Any decision and/or action that has led to the failure to acquire adequate insurance arrangements and/or failure to arrange adequate safety arrangements.

5.21.	Any administrative, public or judicial action, including, without derogating from the generality of the foregoing, orders, judgments, claims, demands, demand letters, instructions, arguments, investigations, proceedings and/or notices of noncompliance or violation of any action of a government authority and/or other entity that argue noncompliance with the provisions of any law, regulation, order, directive, rule, practice, instruction, license or judgment by the Company and/or by the officers of the Company in the framework of their position in the Company, as long as indemnity for it is not prohibited pursuant to any law.

5.22.	Any claim and/or demand that refers, inter alia, to events of the above types, in connection with the officer’s service in the Company and/or in another corporation, only if this was performed in his capacity as an officer and/or employee of the Company.

5.23.	Any claim and/or demand filed with respect to the appointment and/or motion for the appointment of an official receiver for the Company’s assets and/or any part of the Company’s assets and/or a dissolution motion against the Company and/or any proceeding for the purpose of a settlement or arrangement with the Company’s creditors.

Any provision in this section above that deals with the performance of any action shall be interpreted as also referring to its non-performance or abstaining from performing such action, unless the context of a certain provision does not tolerate such interpretation.

6.	Conditions Relating to Indemnity

The indemnity pursuant to this Letter of Indemnity shall be subject to meeting the following conditions:

6.1.	You shall notify the Company of any investigation and/or legal proceeding and/or administrative proceeding to be initiated against you and/or any other proceeding to be initiated against you by an authority authorized to conduct an investigation or proceeding, and of any written warning and/or any concern or threat that any investigation and/or legal proceeding and/or administrative proceeding and/or any other proceeding as foregoing may be initiated against you, immediately and promptly after first learning of this, and you shall transfer to the Company or to any person as the Company instructs you, promptly, any document delivered to you in connection with such proceeding and/or investigation and any information that comes to your knowledge with respect to such proceeding and/or investigation and its developments. In addition, you must inform the Company regularly about events with respect to which there is a concern they may cause an investigation and/or legal proceeding and/or administrative proceeding to be initiated against you.

6.2.	The Company shall be entitled to assume management of the investigation and/or legal proceeding and/or administrative proceeding and/or any other proceeding initiated against you by a competent authority, and to conduct it and/or to appoint an attorney, who shall be chosen by the Company for such purpose, to manage such investigation and/or legal proceeding and/or administrative proceeding and/or other proceeding.

The Company and/or such attorney, as foregoing, shall be entitled to act, in the framework of such management, at their discretion, and shall also be allowed to compromise in such proceeding and/or take any action to conclude such proceeding.

Upon the Company’s request, you shall sign any document authorizing the Company and/or such attorney to manage in your name such proceeding and to represent you in all that this entails.

For the avoidance of doubt, it is clarified that the attorney appointed by the Company as foregoing shall act and shall owe fiduciary duty to the Company and to you, and that the Company and/or such attorney shall not be allowed, in the framework of a criminal proceeding, to conclude the legal proceeding and/or investigation as foregoing by way of settlement and/or arrangement and/or admit any of the charges in your name and/or agree to any plea bargain, unless you give your consent to this, provided you shall only refuse to give such consent on reasonable grounds.

In addition, the Company and/or the attorney shall not be allowed to conclude a civil proceeding by way of a settlement and/or arrangement, as the result of which you shall be required to pay amounts for which you shall not be indemnified pursuant to this Letter of Indemnity, which shall also not be paid in the framework of the directors and officers liability insurance policy acquired and/or to be acquired by the Company, and/or admit in your name (whether in the framework of a hearing before the court or arbitration or in the framework of a settlement arrangement) the occurrence of any event that is not covered by this Letter of Indemnity and/or by the directors and officers liability insurance policy acquired and/or to be acquired by the Company, other than with your consent, provided you do not refuse to give such consent except on reasonable grounds only.

6.3.	You shall cooperate with the Company and/or such attorney and/or the insurer of the Company’s directors and officers liability insurance policy, in any reasonable way as you shall be required by any of them in the framework of their management in connection with such legal proceeding and/or administrative proceeding, as long as the Company and/or such insurer ensure coverage of all entailed expenses, so that you shall not be required to pay or finance them yourself.

6.4.	The Company shall not be required to indemnify you pursuant to this Letter of Indemnity for any amount that you shall pay pursuant to a settlement or arbitration, unless the Company approved in advance and in writing such settlement or conducting such arbitration, as applicable, and the Company shall not refuse to give its consent as foregoing other than on reasonable grounds only.

6.5.	The Company shall not be required to indemnify you pursuant to this Letter of Indemnity for any amount that you could have received in the framework of the Company’s directors and officers liability insurance policy and/or where such payment was prevented due to your action.

6.6.	The Company’s indemnification obligations pursuant to this Letter of Indemnity are personal towards you only, and this Letter of Indemnity and/or your rights pursuant thereto are not assignable or transferrable to other(s), except as detailed in section 8 below.

6.7.	It is hereby agreed that the court authorized to hear any disputes and/or disagreements on all matters relating to this Letter of Indemnity is the competent court in Tel Aviv-Yafo only.

6.8.	On the matter of the Company’s obligation to indemnify for any action that you performed or shall perform in your capacity as an officer and/or employee in a subsidiary of the Company and/or in an affiliated company of the Company and/or in another corporation (hereinafter, jointly and severally: the “Liable Corporation”), the following provisions shall also apply:

6.8.1.	The Company shall not be required to pay, pursuant to this Letter of Indemnity, amounts that you shall be entitled to receive and that you receive in practice from the Liable Corporation, in the framework of an insurance policy acquired by the Liable Corporation and/or pursuant to an undertaking in advance to indemnify or pursuant to a permit to indemnify retroactively, issued by the Liable Corporation.

6.8.2.	If your demand to receive indemnity and/or insurance coverage for an action that you performed by virtue of your position in the Liable Corporation that may be indemnifiable pursuant to this Letter of Indemnity is denied by the Liable Corporation or the insurance company of the Liable Corporation, as applicable, the Company shall pay you pursuant to this Letter of Indemnity amounts that you shall be entitled to pursuant to this Letter of Indemnity, if you are entitled to such amounts and if you assign to the Company your rights to receive them from the Liable Corporation and/or pursuant to the insurance policy of the Liable Corporation, and you authorize the Company to collect such amounts in your name, insofar as such authorization is required for the performance of the provisions of this section. On this matter, you undertake to sign any document required by the Company in order to assign your foregoing rights and authorize the Company to collect such amounts in your name.

6.8.3.	For the avoidance of doubt, it is clarified that this Letter of Indemnity shall not grant the Liable Corporation and/or any third party any rights towards the Company, including, without derogating from the generality of the foregoing, the right to claim and/or demand any payment from the Company as participation in the indemnity and/or insurance coverage to be provided to you by the Liable Corporation for an action that you performed by virtue of your position in the Liable Corporation.

7.	Applicability

The indemnity under this Letter of Indemnity shall apply starting from the approval of the issue of the indemnity undertaking by the general meeting, for the events detailed above that took place also before such date. The indemnity undertaking pursuant to this letter shall apply to you even after the termination of your service as an officer of the Company and/or of subsidiaries and/or affiliated companies of the Company, as long as the actions for which the indemnity undertaking was provided were made and/or shall be made in the period of your service as an officer of the Company and/or of subsidiaries and/or affiliated companies of the Company. The Company’s obligations as foregoing shall also apply to the benefit of your estate, heirs or other substitutes by law.

8.	Miscellaneous

8.1.	The Company’s obligations pursuant to this Letter of Indemnity shall be interpreted broadly and in a manner designed to fulfill them, inasmuch as permissible by law, for the purpose for which they were intended. In the event of any contradiction between any provision of this Letter of Indemnity and a provision of law that may not be stipulated, amended or supplemented, such provision of law shall prevail, however this shall not adversely affect or derogate from the effect of all other provisions of this Letter of Indemnity.

8.2.	This Letter of Indemnity shall not derogate from the Company’s right to decide on indemnity retroactively pursuant to the provisions of any law.

8.3.	This Letter of Indemnity shall enter into effect upon your signing of a copy thereof in the place intended for such purpose and delivery of the signed copy to the Company.

8.4.	The contents of this Letter of Indemnity may not be amended, unless signed by you and the Company. For the avoidance of doubt, it is hereby determined that this Letter of Indemnity does not constitute a contract in favor of a third party, including any insurer. In addition, this indemnity undertaking may not be assigned, and no insurer shall have the right to demand the Company’s participation in any payment that an insurer is obligated to pursuant to the insurance agreement made with it, excluding the deductible.

8.5.	This Letter of Indemnity is subject to the provisions of Chapter Three of Part Six of the Companies Law.

8.6.	This Letter of Indemnity supersedes any other letter of indemnity that you were given, if any.

Date:

I hereby confirm receipt of this letter and agree to its terms:

Date:	Signature: